CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$35,000,000	$4,774.00

PROSPECTUS Dated December 1, 2011	Pricing Supplement Number: 5642 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated December 1, 2011	Dated November 8, 2012 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	November 8, 2012
Settlement Date (Original Issue Date):	November 16, 2012
Maturity Date:	May 16, 2014
Principal Amount:	US $35,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.10%
All-in Price:	99.90%
Net Proceeds to Issuer:	US $34,965,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.20%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 16th day of each February, May, August, and November, commencing February 16, 2013 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Filed Pursuant to Rule 424(b)(2)
Dated November 8, 2012
Registration Statement No. 333-178262

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York
Method of Settlement:	The Depository Trust Company
Trustee:	The Bank of New York Mellon
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962G6J8
ISIN:	US36962G6J83

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.10% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Merrill Lynch, Pierce Fenner & Smith Incorporated	$35,000,000
Total	$35,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 424(b)(2)
Dated November 8, 2012
Registration Statement No. 333-178262

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.